Exhibit 2.2

Certificate of Amendment to the Certificate of Formation of Wild Buildings, LLC State of Delaware Secretary of State Division of Corporations Delivered 02:03 P.\1 12/21/2022 FILED 02:03 PM 12/21/2022 SR 20224339605 - File Number 7070769 Pursuant to Section 18-202 of the Delaware Limited Liability Company Act, it is hereby certified as follows: 1. The name of the limited liability company (hereinafter called the "LLC") is: Wild Buildings, LLC. 2. The Certificate of Formation of the LLC is hereby amended by deleting Article FIRST thereof and by substituting in lieu thereof the following: "FIRST. The name of the limited liability company (the "Company") is: RA YVEN PROPERTIES, LLC IN WITNESS WHEREOF, the undersigned, the Manager of the Company, has executed this Certificate on the .11.st day of December, 2022. EAST\138093640.1 393022-000003 RA YVEN MANAGER, LLC By:~,,.q..-- Name: Owen Barrett Title: Authorized Member